EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the Form S-8 for Strategic Internet Investments, Incorporated, of our report dated April 18, 2003 relating to the December 31, 2002 financial statements of Strategic Internet Investments, Incorporated, which appears in such Form.

“Amisano Hanson”
Amisano Hanson, Chartered Accountants

Vancouver, BC, Canada
June 16, 2003